UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 21, 2005
Superconductor Technologies Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-21074 (Commission File Number)	77-0158076 (IRS Employer Identification No.)

460 Ward Drive, Santa Barbara, CA (Address of Principal Executive Offices)	93111 (Zip Code)
Registrant’s telephone number, including area code: (805) 690-4500
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
     ☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
     Mr. Shalvoy, a director and stockholder, owes Superconductor Technologies Inc. (the “Company”) a total of $820,244 of principal, plus accrued interest of more than $214,000, under two, full recourse promissory notes. The notes are secured by 151,762 shares of the Company’s common stock with a current market value of approximately $70,000.
     The Company acquired the notes in connection with the acquisition of Conductus, Inc. in December 2002. Conductus made these two loans to Mr. Shalvoy, its then President and Chief Executive Officer, prior to the acquisition. Mr. Shalvoy issued the notes to Conductus as payment for the purchase price on the exercise of stock options in December 2000. The notes mature December 28, 2005 ($460,244 principal amount) and August 21, 2006 ($360,000 principal amount).
     Mr. Shalvoy recently notified the Company of his intention not to repay either of the loans. Mr. Shalvoy alleges, among other things, that the Conductus board committed to forgive the loans should the stock purchase turn out to have negative financial consequences to him. Mr. Shalvoy had not previously disclosed this alleged agreement to the Company, and the Company has not found any documentation to support his allegation. The Company does not believe that any agreement to forgive the notes ever existed, and it believes that the notes are valid and binding debt obligations of Mr. Shalvoy. Consequently, the Company filed a lawsuit against Mr. Shalvoy on December 21, 2005 in the California Superior Court (Case No. 1186812) to collect payment in full of all principal and interest due under both notes.
     The Company carried the principal and accrued interest for both notes as assets on its most recent balance sheet dated October 1, 2005. As of that date, the balance sheet included principal of $820,000 under the heading “Notes Receivable from Stockholder” and accrued interest of $203,000 in the line item “Prepaid Expenses and Other Current Assets.” The Company is reviewing the accounting treatment of the notes. Notwithstanding the Company’s firm belief that the notes are valid and binding debt obligations, it may be required by generally accepted accounting principles to record a material, non-cash charge for impairment of the notes due to Mr. Shalvoy’s refusal to pay voluntarily.

SIGNATURES
     Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Superconductor Technologies Inc.
Date: January 9, 2006	By:	/s/ Martin S. McDermut
Martin S. McDermut, Senior Vice President,
Chief Financial Officer and Secretary

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